EXHIBIT 11





                             KEY ENERGY GROUP, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                        FISCAL YEAR ENDED JUNE 30, 1994,
                        SEVEN MONTHS ENDED JUNE 30, 1993
                    AND FIVE MONTHS ENDED NOVEMBER 30, 1992.




                                              Fiscal Year Ended    Seven Months Ended    Five Months Ended
                                               June 30, 1994          June 30, 1993      November 30, 1992
(Thousands, except per share amounts)                    Fully                Fully                  Fully
                                            Primary     Diluted    Primary   Dilluted    Primary   Dilluted

Income before extraordinary item           $  1,345   $  1,345   $    711   $    711   $  2,118   $  2,118
Extraordinary item                             --         --         --         --        2,868      2,868
Net income                                 $  1,345   $  1,345   $    711   $    711   $  4,986   $  4,986
Shares outstanding at beginning of
period                                        5,124      5,124      5,124      5,124     17,942     17,942

Other dilutive securities;
     7.5% subordinated bonds, due 1998         --         --         --         --         --           61
     10 3/4% subordinated bonds                --         --         --         --         --        2,228
     9% Notes                                  --         --         --         --         --           25
     Common shares issued for
     acquisition of OEI                         150        150       --         --         --         --
     Employee and officer stock options        --         --         --         --         --          536
     12% senior convertible notes              --         --         --         --         --        2,800
     Dividends - 14% Conv. Preferred
     Stock (weighted)                          --         --         --         --         --            0
     Warrants to purchase common stock         --           14       --           14       --        1,473
     Conversion of $1.40 preferred stock       --         --         --         --         --      151,443
Average common shares outstanding             5,274      5,288      5,124      5,138     17,942    176,508
Income before extraordinary item           $   0.26   $   0.25   $   0.14   $   0.14   $   0.12   $   0.01
Net income                                 $   0.26   $   0.25   $   0.14   $   0.14   $   0.26   $   0.03


At June 30, 1995, no dilutive securities were outstanding.

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